AMENDED SCHEDULE A

dated March 1, 2022

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

effective as of December 31, 2019 between

THE ADVISORS’ INNER CIRCLE FUND II

and

RAMSEY QUANTITATIVE SYSTEMS, INC.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Term End Date
RQSI GAA Systematic Global Macro Fund	Institutional Shares	1.88%	February 28, 2023
	Retail Shares	1.88%	February 28, 2023

ACKNOWLEDGED AND ACCEPTED BY:

RAMSEY QUANTITATIVE SYSTEMS, INC.

By:	/s/ Neil Ramsey
Name: Neil Ramsey
Title: President & CEO

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Eric Griffith
Name: Eric Griffith
Title: Vice President & Assistant Secretary